Exhibit 99.1

LRAD® Corporation Reports Fiscal Second Quarter 2016 Financial Results

Company Declares a $0.01 per Share Dividend

SAN DIEGO, CA – May 10, 2016 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices (“AHDs”) and advanced mass notification systems, today announced financial results for its fiscal second quarter ended March 31, 2016. The Company also declared a $0.01 per share dividend to be paid on June 30, 2016 to shareholders of record at the close of business on June 15, 2016.

Fiscal Second Quarter 2016 Financial Summary

●	Revenues: Fiscal second quarter 2016 revenues totaled $3.6 million, compared to $4.5 million reported in the fiscal second quarter of 2015.

o	Revenues declined in the quarter primarily as a result of the timing of customer orders and shipments.

o	Shipments in the quarter included the following applications: a Latin American prison system, mass notification projects in Asia, public safety, law enforcement, military and energy security.

o	The Company also made an initial delivery to the United States Navy (“Navy”) under a new $7.4 million contract award announced on March 31, 2016.

●

Net Income/Loss: The Company reported a net loss of $665,000, or $0.02 per share, during the fiscal second quarter of 2016, compared with net income of $291,000, or $0.01 per diluted share, during the fiscal second quarter of 2015.

o

The fiscal second quarter net loss included $836,000 of one-time expenses related to the Company’s response to and settlement of a proxy contest initiated by one of the Company’s stockholders, as well as separation costs related to the planned June 30, 2016 departure of the Company’s CEO.

o	The Company reported a $547,000 income tax benefit to partially offset the loss.

Six Months Ended March 31, 2016 Financial Summary

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Revenues: Revenues for the six months ended March 31, 2016 totaled $6.4 million, compared to $8.9 million reported during the same period in fiscal 2015. The decline was primarily due to delays in contract awards and the timing of customer orders.

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Net Income/Loss: Net income for the six months ended March 31, 2016 declined by $1.8 million to a net loss of $1.0 million, or $0.03 per share, from net income $796,000, or $0.02 per diluted share, reported during the same period in fiscal 2015.

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Balance Sheet: Cash and cash equivalents totaled $15.0 million at March 31, 2016, a decline from $18.3 million reported at September 30, 2015, primarily due to the use of $1.7 million to repurchase shares of the Company’s common stock, $612,000 invested in short-term marketable securities, and $637,000 for the payment of cash dividends. Working capital totaled $22.5 million at March 31, 2016, compared to $25.6 million at September 30, 2015, primarily due to the reduction in cash and cash equivalents, increased accrued liabilities related to the CEO separation agreement and deferred revenues, partially offset by a transfer of marketable securities from long-term to short-term.

Select Operating and Business Highlights

●

Received a multi-year $7.4 million contract award from the Naval Surface Warfare Center in Crane, Indiana. The firm-fixed-price, indefinite-delivery/indefinite-quantity contract adds remotely operated, fully integrated LRAD RXL systems to Situational Awareness Systems on Military Sealift Command ships as well as other Navy and Coast Guard vessels.

●	Announced a $1.1 million follow-on public safety order from a Southeast Asian country upgrading its communication products with LRAD’s long range and highly intelligible voice capabilities.

●

Received an opening order from the Saudi Electricity Company (SEC). SEC is replacing the warning systems at one of its power generation facilities with the advanced technology and superior voice intelligibility of LRAD ONE VOICE® systems.

●	Repurchased 68,400 shares during the quarter under the new buyback program that runs through December 31, 2016.

“Even with continuing government and military budget challenges, demand for LRAD systems and accessories remains strong around the world, particularly within the United States Armed Forces,” remarked General John G. Coburn (Ret.), Chairman of the Company’s Board of Directors. “With the proxy contest settled and new Board members in place, a search is underway for a new CEO that can utilize LRAD’s strong balance sheet and product foundation to further capitalize on various market opportunities. We are focused on growing the Company’s business and increasing stockholder value.”

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal second quarter 2016 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888-567-1603, or toll/international at 862-255-5347. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/14338. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: investor@lradx.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.lradx.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2015. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation and Subsidiary
Consolidated Statements of Operations
(000's omitted except share and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues	$3,603	$4,486	$6,424	$8,872
Cost of revenues	1,971	2,189	3,494	4,216
Gross profit	1,632	2,297	2,930	4,656

Operating expenses:
Selling, general and administrative	2,277	1,466	3,737	2,868
Research and development	598	570	1,159	1,047
Total operating expenses	2,875	2,036	4,896	3,915

(Loss) income from operations	(1,243)	261	(1,966)	741
Other income	32	31	65	57
(Loss) income from operations before income taxes	(1,211)	292	(1,901)	798
Income tax (benefit) expense	(546)	1	(856)	2
Net (loss) income	$(665)	$291	$(1,045)	$796

Net (loss) income per common share - basic and diluted	$(0.02)	$0.01	$(0.03)	$0.02
Weighted average common shares outstanding:
Basic	31,828,167	33,253,719	32,146,928	33,244,929
Diluted	31,828,137	33,847,965	32,146,928	33,816,805
Cash dividends declared per common share	$0.01	$-	$0.02	$-

LRAD Corporation and Subsidiary
Consolidated Balance Sheets
(000's omitted)

	March 31,
	2016	September 30,
	(Unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$14,977	$18,316
Short-term marketable securities	2,633	1,252
Accounts receivable	2,477	2,116
Inventories, net	5,203	4,926
Prepaid expenses and other	648	566
Total current assets	25,938	27,176
Long-term marketable securities	2,277	3,047
Deferred tax assets	9,197	8,339
Property and equipment, net	504	472
Intangible assets, net	61	59
Prepaid expenses and other - noncurrent	485	579
Total assets	$38,462	$39,672

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,442	$704
Accrued liabilities	2,019	871
Total current liabilities	3,461	1,575
Other liabilities - noncurrent	174	148
Total liabilities	3,635	1,723
Total stockholders' equity	34,827	37,949
Total liabilities and stockholders' equity	$38,462	$39,672